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                                                                    Exhibit 12.2

ALCAN ALUMINIUM LIMITED
COMPUTATION OF EARNINGS TO FIXED CHARGES
US GAAP
(IN MILLIONS OF US DOLLARS)

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                                                                      Q1      Year       Year       Year       Year       Year
                                                                     1999     1998       1997       1996       1995       1994
                                                                     ----     -----      -----      -----      -----      -----
CONSOLIDATED NET INCOME (LOSS) BEFORE
  EXTRAORDINARY ITEM                                                   38       417        504        420        561        175
Less:    Equity income of less than 50%
         owned companies                                               (2)      (48)       (33)       (10)        (3)       (34)
Plus:    Dividends received from less than
         50% owned companies                                            0         5          6         11          9         21
Plus:    Minority interest of subsidiaries that
         have fixed charges                                             2        (4)         4          1         (4)         3

Subtotal                                                               42       466        547        442        569        233

Fixed Charges:
Amount representative of interest factor in
 rentals                                                                4        28         23         27         31         31
Amount representative of interest factor in
 rentals, 50% owned companies                                           0         0          0          0          0          0
Interest expense - net                                                 22        92        101        125        204        219
Interest expense, 50% owned companies                                   0         0          0          0          0          1
Capitalized interest                                                   10        15          2          0          2         16
Capitalized interest, 50% owned companies                               0         0          0          0          0          0

TOTAL FIXED CHARGES                                          [A]       36       135        126        152        237        267

Less:    Capitalized interest                                          10        15          2          0          2         16
Fixed charges added to income/(loss)                                   26       120        124        152        235        251
Plus:    Amortization of capitalized interest                           4        15         16         20         21         18
Income taxes                                                           34       210        211        210        340         27

EARNINGS BEFORE FIXED CHARGES AND INCOME
  TAXES                                                       [B]     106       811        898        824      1,165        529

RATIO OF EARNINGS TO FIXED CHARGES                          [B]/[A]  2.94      6.01       7.13       5.42       4.92       1.98
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